EXHIBIT 99

AmeriCann Launches “Solanna” Line of Cannabis Infused Products

The Solanna Brand is the Latest Addition to the Company’s

Expanding Intellectual Property Portfolio

DENVER, CO / September 21, 2016 / AmeriCann, Inc. (ACAN-OTCQX), a company that designs and plans to develop sustainable, state-of-the-art medical cannabis cultivation properties, has announced the creation of “Solanna”, a new comprehensive line of nutraceutical-grade cannabis infused products.

The intellectual property for Solanna will be licensed by AmeriCann to regulated cannabis businesses and will initially focus on providing healthier alternatives to smoking that include:

●	Capsules
●	Topical lotions and balms
●	Sublingual tinctures
●	Oral dissolving film
●	Trans-dermal applications
●	Oil cartridges for vaporizing

The Company plans to expand the product line to include edible products, health drinks, and branded concentrates. The products are designed to allow consumers to manage dosage through micro-dosing and to improve efficacy by incorporating blends of other plants, essential oils and other supplements that enhance and compliment the benefits of cannabis.

Patients seek quality, consistency and value for all products. The need for Solanna as a brand that instills confidence and reliability for consumers is even more important for the emerging cannabis industry. As more patients and consumers are introduced to cannabis for the first time, the availability of a trusted brand is particularly important.

“The introduction of a proprietary brand of cannabis products is the perfect complement to our business model - which is to provide state-of-the-art cannabis cultivation and processing facilities throughout the country”, said Tim Keogh, CEO of AmeriCann, Inc.

AmeriCann is the developer of the proposed Massachusetts Medical Cannabis Center (MMCC) a large-scale cultivation and processing facility designed with AmeriCann’s exclusive “Cannopy” system. The MMCC project is planned to include an extensive extraction and processing laboratory where the Solanna line of products may be produced for distribution to the Massachusetts market through AmeriCann’s Preferred Partners.

AmeriCann has created the brand, packaging concepts and invested significantly in Standard Operating Procedures and Good Manufacturing Practices to ensure safety, consistency and efficacy across the product offering.

With the increasing prominence of infused cannabis products, it is a natural extension of this mission that AmeriCann would expand to include infused products.

“Solanna will enable our Preferred Partners to maximize the potential of the cannabis produced under the Cannopy system and to improve product offerings to patients in their respective markets,” further commented CEO Tim Keogh.

The Solanna line of products will be offered exclusively through AmeriCann’s Preferred Partners.

About AmeriCann

AmeriCann is a publicly traded company that designs and plans to develop and lease sustainable, state-of-the-art medical cannabis cultivation properties. The Company has over 1,000,000 square feet of facilities in the planning and design stages of development. AmeriCann has preferred partners in Colorado and Massachusetts. However, the preferred partner in Massachusetts is not, as of the date of this report, in operation. AmeriCann does not cultivate, process or distribute cannabis, but partners with local businesses to serve marijuana patients in their communities.

AmeriCann, Inc. is a Certified B Corp, an acknowledgment of the company’s commitment to social and environmental ethics, transparency and accountability. AmeriCann became the first public cannabis company to earn this respected accreditation. More information about the Company is available at: www.americann.co.

About Massachusetts Medical Cannabis Center

The Massachusetts Medical Cannabis Center is approved for nearly 1,000,000 square feet of medical cannabis cultivation and processing in Freetown, Massachusetts. The state-of-the-art, sustainable, greenhouse project will consist of multiple planned phases for tenants in the Massachusetts medical marijuana market. Cannopy uniquely combines expertise from traditional horticulture, lean manufacturing, regulatory compliance and cannabis cultivation to create superior facilities and procedures.

The first phase of the project consists of an initial 130,000 sq. ft. of cultivation and processing infrastructure. AmeriCann can expand the first phase to approximately 600,000 sq. ft., based on patient demand.

AmeriCann has not, as of the date of this release, acquired the MMCC property.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended September 30, 2015, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Contact Information:

Corporate:

AmeriCann, Inc.

3200 Brighton Blvd. Unit 114

Denver, CO 80216

(303) 862-9000

info@americann.co

www.americann.co

Investors:

Hayden IR

hart@haydenir.com

(917) 658-7878

Source: AmeriCann, Inc.

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